UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 6, 2005
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Madison Avenue
Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
2006 Deferred Compensation Plan for Outside Directors
On December 6, 2005, the Board of Directors of Libbey Inc. (“Company”) adopted the 2006 Deferred Compensation Plan for Outside Directors (the “Plan”) effective January 1, 2006. The Plan permits directors who are not officers or employees of the Company (“outside directors’) to defer receipt of all or part of their compensation (meeting fees, retainer or any special fees) for services as a director until termination of their service as a director or such other date as they may elect in advance. Directors must elect to defer receipt of the compensation under the terms of the Plan in the year before the year in which the services are performed and the compensation is earned.
Compensation deferred into the Plan is either credited with interest or deemed invested in equivalents of the Company’s common stock (“stock units”) at the election of the director. If the director elects to have his/her deferred compensation credited with interest, such interest will equal the applicable yield on 10-year U.S. Treasury bills, as determined on the last day of each calendar quarter. If the director elects investment of his/her deferred compensation in stock units, the number is determined by dividing the amount of compensation payable by the fair market value of the Company’s common stock on the date payment otherwise would have been made. Directors who have deferred compensation invested in stock units also are credited with dividend equivalents on those stock units. The dividend equivalents are converted to additional stock units based on the fair market value of the Company’s common stock on the date dividends are paid. Fair market value for all purposes of the Plan is the closing price of the Company’s common stock on the preceding trading day.
If a director does not specify how his or her deferred compensation is deemed to be invested, the Plan provides that it will automatically be invested in stock units. Directors may elect to change investments between the fixed interest investment and the stock units and vice versa, but only once each calendar year, and only if such change does not cause the director to violate any minimum stock holdings rule that may be applicable to directors at such time. If a director switches investment of his or her deferred compensation account between the fixed interest and the stock units, the value of the stock units is determined by the fair market value of the Company’s common stock on the date of transfer.
Distributions from the Plan are made in cash and may be made in a lump sum or in installments over a period of five or ten years as elected by the director. However, if the director dies prior to receiving the entire amount of his or her deferred compensation account, such amount will be paid in a lump sum. Distributions may also be made to a director while he or she remains on the Board on account of an unforeseeable emergency within the meaning of Section 409A of the Internal Revenue Code. If a director has elected a specified date for distribution, and such director’s membership on the board terminates prior to such date, his or her deferred compensation account will be paid to the director on the date his or her membership so terminates. If a director’s deferred compensation account is invested in stock units, the amount distributable is determined based on the fair market value of the Company’s common stock on the date payment is made.
The Plan is administered by the Chief Executive Officer of Company. The Plan may be amended or terminated by the Board at any time. However, no amendment may adversely affect a participant’s rights without their consent. The Board may, however, make any such amendments are necessary or advisable to comply with Section 409A of the Internal Revenue Code without the consent of the participants.

At this time the Plan is not funded and no assets have been set aside to meet the Company’s obligations under the Plan. The director’s deferred compensation accounts are merely bookkeeping accounts representing contractual obligations of the Company. However, the Plan does allow the Board to establish any trusted, insured or other payment arrangement from which directors’ obligations would be paid. In no event, however, will a director’s rights to payment be greater than any other unsecured creditor of the Company. A copy of the Plan is attached as Exhibit 99.1.
Option Vesting Acceleration
On December 6, 2005, the Company’s Board of Directors, acting as the Compensation Committee of the whole, accelerated the vesting of all outstanding and unvested nonqualified stock options granted through 2004 under the Company’s 1999 Equity Participation Plan and Amended and Restated 1999 Equity Participation Plan. As a result, options to purchase 258,731 shares of the Company’s common stock became exercisable on December 6, 2005. Of that amount, options that were granted through 2004 to the Company’s named executive officers became immediately exercisable with respect to the following numbers of shares: John F. Meier: 35,000; Richard I. Reynolds: 27,000; Kenneth G. Wilkes: 22,000; Daniel P. Ibele: 19,400; and Susan Allene Kovach: 17,000. In the case of each of the stock options in question, the exercise price greatly exceeded the fair market value of the Company’s common stock on December 6, 2005. The decision to accelerate vesting of these options was made primarily to avoid recognition, upon the adoption of Financial Accounting Standards Board Statement No. 123(R) (“FAS123(R)”), “Share-Based Payment,” of compensation expense related to these “underwater” stock options in financial statements relating to future fiscal periods. The Company will apply the expense recognition provisions of FAS 123(R), relating to stock options, beginning in the first quarter of 2006. By accelerating these “underwater” stock options, the Company expects to reduce the stock option expense it otherwise would have been required to record by approximately $282,000 in 2006, $114,000 in 2007 and $30,000 in 2008 on an after-tax basis, all of which will be recorded in the 2005 financial statements as a pro forma footnote disclosure.
Item 9.01 Financial Statements and Exhibits
99.1 2006 Deferred Compensation Plan for Outside Directors
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBBEY INC.

(Registrant)

Date: December 6, 2005
/s/ Scott M. Sellick

(Signature)

Name: Scott M. Sellick
Title: Vice President, Chief Financial Officer
(Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description	Page No.

99.1	Libbey Inc. 2006 Deferred Compensation Plan for Outside Directors	E-1

4